SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C.  20549
                       --------------

                         FORM 8-K

                       CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 28, 1996

                      GILBERT ASSOCIATES, INC.
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  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE                     0-12588                     23-2280922
--------                     -------                     ----------
(STATE OF INCORPORATION) (COMMISSION FILE NO.)     (IRS EMPLOYER I.D.
NO.)

P.O. BOX 1498, READING, PENNSYLVANIA                     19603
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(MAILING ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)       (ZIP CODE)

                         (610) 775-5900
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         (REGISTRANT'S TELEPHONE NO., INCLUDING AREA CODE)

GILBERT ASSOCIATES, INC. ANNOUNCES CHANGE IN DIVIDEND POLICY


Dividend To Be Reduced To $0.10 Per Quarter
Adjustment Will Allow For Enhanced Corporate Growth


Reading, PA... Gilbert Associates, Inc. (Nasdaq/NMS:GILBA) announced that its Board of Directors, at a meeting held on February 28, 1996, has approved the adoption of a new dividend policy intended to enhance the Company's strategy for growth going forward.

Specifically, beginning with the Company's second quarter 1996 dividend, the quarterly dividend will be reduced from its current level of $0.20 per share to $0.10 per share, or $0.40 on an annualized basis.

Commenting on this change in policy, Timothy Cobb, president and chief executive officer of Gilbert, said, "We remain optimistic as to the Company's ability to expand its business. The decision to reduce the dividend to $0.40 per year, versus the previous $0.80, is a strategic move on management's part to enhance our ability to grow. Specifically, we feel that the excess cash generated by a reduction in the dividend would benefit our shareholders by being put to work toward our planned program of expansion through acquisition in the high-growth, high-margin areas of telecommunications and technical services --which represent the Company's new corporate focus."

Mr. Cobb continued, "The new policy calls for Gilbert to pay out approximately 25% to 30% of its earnings each year, beginning at the $0.10 per quarter level. In the future, should earnings reach a level where 25% to 30% exceeds $0.10 per quarter, the Board would then consider raising the dividend. In the interim, we firmly believe that this change will allow Gilbert to more aggressively pursue its goals and accelerate the creation of additional shareholder value."

Gilbert Associates, Inc. is a holding company whose subsidiaries operate in the high-growth markets of telecommunications and technical services. Gilbert also owns a real estate management and development subsidiary.



Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        Gilbert Associates, Inc.
                                            (Registrant)

                                        /s/Paul H. Snyder
                                           Paul H. Snyder
                                           Vice President and
                                           Chief Financial Officer


Date:  March 8, 1996